Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Insured Tax-Free Advantage Municipal
Fund
333-100320, 811-21213

An annual meeting of the shareholders of the Nuveen Insured Tax-Free Advantage Municipal Fund
(the Fund) was held on July 28, 2003.

The purpose of the meeting was to

1. elect twelve (12) trustees to serve until their
2. successors shall have been duly elected and
3. qualified;
4. approve changes to the Funds fundamental
5. investment policies.
6. To approve an Agreement and Plan of
7. Reorganization and Liquidation and the
8. transactions contemplated thereby, the net
9. effect of which would be to reorganize the
10. Fund into a newly created Massachusetts
11. business trust.


1. Twelve trustees in total were elected by the
2. shareholders, to serve until the next Annual
3. Meeting and until successors shall have been
4. duly elected and qualified.  The Trustees
5. elected to serve are listed below.

William E. Bennett
Robert P. Bremner
Lawrence H. Brown
Jack B. Evans
Anne E. Impellizzeri
William L. Kissick
Thomas E. Leafstrand
Peter R. Sawers
William J. Schneider
Judith M. Stockdale
Timothy R. Schwertfeger
Sheila W. Wellington


The twelve trustees noted above constitute the total number of trustees in office at October 31, 2003.

2. Approval of changes to the Funds
3. fundamental
4. investment policies:

To approve a change to a fundamental investment restriction with respect to lending:

The number of common shares voted in the
affirmative:  6,610,281
and
the number of negative votes:  684,184

The number of Munipreferred shares voted in the
affirmative:  1,109
and
the number of negative votes: 242


To approve a change to a fundamental investment restriction with respect to borrowing:

The number of common shares voted in the
affirmative:  6,398,835
and
the number of negative votes:  694,535


The number of Munipreferred shares voted in the
affirmative:  1,109
and
the number of negative votes:  242


Proxy materials are herein incorporated by reference to the SEC filing on June 16, 2003, under Conformed Submission Type DEF N-14/A, accession number 0000950137-03-003390